Exhibit 10.7

Term Sheet for Beroni Investment in Cystemix
Parties	Cystemix Pty Limited ACN 102 348 818 (Company) Rupert Myers Building, Gate 14 Barker Street UNSW SYDNEY NSW 2052 Contact: Mr Warwick Dawson Tel: + 61 2 9385 5555 Fax: + 61 2 9385 6524
NewSouth Innovations Pty Ltd ABN 25 000 263 025 (NSi) Rupert Myers Building, Gate 14 Barker Street UNSW SYDNEY NSW 2052 Contact: Mr Frank Fotea Tel: + 61 2 9385 5555 Fax: + 61 2 9385 6524

Beroni Group Limited ABN 20 613 077 526 (Beroni)

Level 36, Gateway Tower

1 Macquarie Place

Sydney NSW Australia 2000

Contact: Mr BoQing (Jacky) Zhang / Mr Peter Wong

Tel: +61 2 8051 3055

Email: 1710426553@qq.com

pwong@asiainvest.com.au

1. Purpose

This term sheet (the “Term Sheet”) is intended to describe the general terms and conditions of a proposed acquisition by Beroni of shares in the Company under a definitive Subscription and Shareholders Agreement and related documents (together, the “Transaction Documents”) and is to be read with the “Investment or Partnership Opportunity: PENAO: A Clinical Candidate Selectively Targeting the Tumour Metabolism of Glioblastoma” (“IM”) prepared on or about March 2017, a copy of which is attached to this Term Sheet.

2. Establishment Contribution & Share issue	On execution of this Term Sheet Beroni will pay AU$400,000 to Company (Establishment Contribution). In consideration of the payment of the signing fee under the investment intent letter (dated 1st Nov 2017) and Establishment Contribution the Company will issue new ordinary shares to Beroni equal to 2.2% of the issued and paid shares of the Company (Beroni Shares). The Establishment Contribution will be used to engage a part-time project officer and other external consultants, to pay outstanding invoices issued to the Company prior to the date of execution of this Term Sheet (but excluding for the avoidance of doubt any debts owed by the Company to UNSW or NSi) and legal fees, including any tax advice required to prepare the Transaction Documents. NSI and Beroni will pay their own legal costs in relation to the transaction.

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3. Termination prior to Investment and option to acquire Beroni Shares	If the Transaction Documents are not executed within the Term, the parties will have no further obligations to each other under this Term Sheet except that:
	a)	Beroni hereby grants to NSi or its nominee the right but not the obligation (Call Option) to acquire the Beroni Shares at any time within the 10 year period commencing the date this Term Sheet (Call Option Period) at the lesser of and at NSi’s sole discretion:

		a.	the price per share paid by a genuine third party investor for shares in the Company; or

		b.	at a 20% discount on the price paid by Beroni for the Beroni Shares (Call Option Share Sale Price); and

	b)	NSi may issue a notice of exercise to acquire the Beroni Shares at any time during the Call Option Period and on such issue, each party must meet and complete the transfer of the Beroni Shares within ten (10) business days of the issue of the Notice of Exercise, at the offices of NSi, at which point NSi will pay the Call Option Share Sale Price to Beroni, and Beroni must transfer the Beroni Shares to NSi.

4. Investment & Share Issue	On execution of and subject to the terms of the Transaction Documents Beroni will pay AUD $9.45 Million in tranches to the Company for a further share issue of 37.8% partly paid shares of the Company (the “Partly Paid Share”).

The first tranche will be AUD$500,000 (Tranche 1 Investment). The Tranche 1 Investment will be used by the Company to undertake the following activities:

		-	engage one FTE project manager to manage the clinical development of PENAO

		-	explore the possibility to apply for FDA or EMA orphan drug/fast track/breakthrough designations

		-	scope and price of a trial design plan (the Trial Plan);

		-	contract manufacture/obtain the investigational materials (PENAO and other combinatory medications)

		-	fund any preclinical studies necessary to satisfy the regulatory requirements in selected jurisdictions or to initiate further clinical development

		-	Based on the Trial Plan, prepare a business plan, management structure, budget and further tranche payments required to conduct and support the business of the company (Business Plan).

On the issue of the Partly Paid Share, Beroni will be entitled to appoint one Board member to the Company Board.

The remaining tranches will be paid in accordance with the Business Plan provided that the Company will not undertake any financial commitment unless it has the funds required to satisfy that commitment in hand.

For the avoidance of doubt and subject to achieving milestones set out in the Business Plan, Beroni will be obligated to pay a total of $10m for a 40% of the fully paid shares in the Company

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5. Beroni Call Option	NSi grants to Beroni or its nominee a call option to require NSi to transfer 11% of its equity in the Company to Beroni during the period commencing when 50% patient enrolment of a Phase II trial and 2 months after Phase II completion date (ie., the date when Cystemix is given the study completion report) at AUD$5,500,000.

6. Capitalisation	Schedule 1 sets out the capitalisation of the Company following the Establishment and Scoping phases and an indicative capitalisation following the Further investment.

7. Board of Directors

Following execution of the Transaction documents, the Company Board will initially consist of 4 directors and be expanded to 5 as indicated in Schedule 1 when Beroni shares are fully paid with:

a) 3 nominated by NSi; and

b) 2 nominated by Beroni.

If Beroni pays for its shares in tranches, Schedule 1 sets out an indicative Company Board structure.

The chair will be appointed by the Board from amongst the directors and will have a casting vote in the event of a deadlock.

The Company Board will meet a minimum of 4 times per year.

8. Management Structure

The Company Board will appoint a project manager following execution of the transaction documents. The structure following the Initial investment will be set out in the Business Plan.

Appointment of senior positions in each case will require approval by a majority decision of the Company Board.

9. Termination Rights

On a winding up, the Company will assign any IP it owns to NSi (Assigned IP) at a nominal value. If NSi commercialises the Assigned IP it will pay to Beroni a percentage share of net commercialisation revenue which NSi actual receives and which is attributable to the Assigned IP and which will be equal to the percentage of fully paid equity that Beroni holds in the Company at its winding up.

If Beroni fails to pay each tranche as and when it falls due, any unpaid shares will be converted to equivalent fully paid shares calculated on the same basis as the Beroni Shares with an option granted to NSi to acquire the shares on the same basis as the Beroni Share Sale Price.

10. Disputes

Any disputes in relation to this Term Sheet or the Transaction Documents will first be resolved through negotiation and consultation, including referring the dispute to senior officers within each party’s organisation who will meet and attempt to resolve the dispute.

If the dispute is unable to be resolved through negotiation and consultation, any party may, subject to advance written notice to the other party, refer the dispute to for mediation in Sydney by the Australian Commercial Disputes Centre Limited.

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11. Transaction Documents	A Share Subscription and Shareholders Agreement will be drafted by the Company lawyers from the Establishment Funds and will include the terms set out above in relation to the Company Board, and shall also include clauses customary to transaction of this nature covering but not limited to:

		●	Provision for the submission of Annual Business Plans and Annual Budgets for the conduct of Company;
		●	Quorums for Company Board and Shareholder’s meetings (a majority of the Company Board members (3/4) with at least one director nominated by each shareholder);
		●	general responsibilities of senior positions;
		●	pre-emptive rights;
		●	tag-along right and drag-along obligations; and
		●	Certain matters will require supermajority (80%) shareholders’ resolution.

12. Representations and Warranties	Customary representations and warranties from the Company and NSi will be required as a precondition to closing. These items will include such matters as: good standing, authorization, accuracy of information, compliance, outstanding commitments, insolvency, insurance and tax in respect of the Company.

13. Term and Termination

This Term Sheet starts on the last date of execution and continues for 3 months  , unless extended by mutual agreement. During this period the Company and NSi (and their respective officers, employees and advisors) will negotiate exclusively with Beroni regarding the opportunity to invest in the Company and will:

		●	not present the opportunity to any other investors;
		●	halt any negotiations with any other investors currently on foot.

14. Claims	Neither party will have any claim for damages or reimbursement if the investment is not completed or terminates for any reason.

15. Intent of the Parties

Except for sections 2, 3, 13, 14, 15, 16, 17, 18 and 19, the provisions of this Term Sheet are not legally binding and are intended merely as guidelines for the negotiation of binding Transaction Documents.

Sections 2, 3, 13, 14, 15, 16, 17, 18 and 19 are intended to be legally binding on the parties to this Term Sheet.

While the parties will use their best endeavours to complete the Investment, it should be recognised that by signing this Term Sheet, none of the parties has accepted an obligation to complete the transaction as contemplated by this Term Sheet.

16. Good Faith	Upon the signing of this Term Sheet the Company and Beroni will proceed to promptly negotiate in good faith the Transaction Documents outlined above and any other collateral agreements that may be necessary and proper to affect the Initial Investment, and the Company will provide Beroni with all information reasonably requested by Beroni and relevant to an investment in the Company.

17. Confidentiality	No party to this Term Sheet will use or disclose to a third party any confidential information provided by another party without the prior consent of the party providing the confidential information, including the terms of this Term Sheet or any agreement signed between the parties.

18. General	1.	This Term Sheet may only be varied in writing, signed by all the parties.
	2.	Nothing in this Term Sheet creates a relationship of employer and employee, principal and agent, joint venture or partnership between the parties.
	3.	A party may execute this Term Sheet by signing a counterpart. All counterparts constitute one document, when taken together.
	4.	This Term Sheet is governed by and must be construed in accordance with the laws of NSW.

19. Binding warranties	The Company warrants to the best of its actual knowledge that the information in Schedule 2 to this Term Sheet is true and correct upon execution of this Term Sheet. .

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SIGNATURES OF PARTIES

IN WITNESS WHEREOF this Term Sheet has been executed by duly authorized representatives of the Parties as of the date set forth below.

SIGNED on behalf of Beroni Group Limited

DIRECTOR	DIRECTOR / SECRETARY

Signature	date	Signature	date

SIGNED on behalf of Cystemix Pty Limited	SIGNED on behalf of NewSouth Innovations Pty Limited

Authorised Officer	Authorised Officer

Signature	date	Signature	date

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Schedule 1

Capitalisation, Milestones & Board Membership

	Milestone	Beroni Payment	Beroni	Beroni Share	NSi Equity (Fully	Board
Phase	Description	$	Equity	Type	Paid)	Beroni	NSi
Letter of investment intent	At Signing (1st Nov 2017)	$150K (Paid)	NA	NA	100%	0	4
Establishment	Execution of Term Sheet (28th March 2018)	$400K	2.2%	Fully Paid	97.8%	0	4
Stage 1 – Scoping Activities	Execution Transaction Documents (Estimated to be in Sep/Oct 2018)	$500K	40%	Partially Paid	60%	1	3
Stage 2 *– Clinical Trials	Approval of the business plan and the initiation of a Phase II study (Estimated to be in Dec 2018)	$5M	40%	Partially Paid	60%	1	3
	At 25% patient enrolment for a Phase II oncology study (Estimated to be in Q2/Q3 2019)	$2M	40%	Partially Paid	60%	1	3
	At 50% patient enrolment for a Phase II oncology study (Estimated to be in Q4 2019)	$1.95M	40%	Fully Paid	60%	2	3
	Trial completion (Estimated to be in Q1 2021)	Beroni Call Option	Up to 51%	Fully Paid	Up to 49%	3	2

* Stage 2 Milestones are indicative only and will not be finalised until Stage 1 is complete

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Schedule 2

Company warranties

1.	The IM has been prepared in good faith and to NSi’s actual knowledge is not materially misleading.

2.	The Establishment Contribution is sufficient to meet the purposes set out in section 2, provided Cystemix’s legal and tax advice does not require excessive negotiation or drafting changes.

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